Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-207372) of our report dated March 18, 2016, relating to the consolidated financial statements of Sunshine Bancorp, Inc. and Subsidiary appearing in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 18, 2016